                                                                                                                                                       Exhibit 10A-2

February 16, 2018

Ms. Grace S. Morin
2200 Kings Hwy, Bldg 3-L, Box 206,
Port Charlotte, FL 33980

Dear Grace:

Please confirm your agreement by signing where indicated below and returning a copy of this letter that the “Term” of your engagement pursuant to the Consulting Agreement dated April 1, 2009, as amended and/or extended to date (the “Agreement”), with Scientific Industries, Inc. (the “Company”) is hereby further extended to December 31, 2018, subject to earlier termination by written notice by either you or the Company delivered to the other party at least 60 days prior to the termination date set forth in the written notice.

There are no other changes to the Agreement.

Scientific Industries, Inc.

By:	/s/ Helena R. Santos
Helena R. Santos
President and CEO
.

Acknowledged and Agreed to:

	By:	/s/ Grace S. Morin
Grace S. Morin